Exhibit 5.2

March 23, 2022

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Ladies and Gentlemen:

We have acted as transaction counsel to Wesbanco, Inc., a West Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of its 3.75% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Securities”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of March 18, 2022, between the Company and Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein (collectively, the “Underwriters”). The Securities are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, 74 Bus. Law. 807 (2019).

In connection with rendering the opinions set forth below, we have examined the following (collectively, the “Transaction Documents”):

a)	the Underwriting Agreement;

b)	a specimen of the Securities; and

c)

the Indenture, dated as of March 23, 2022, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 23, 2022, between the Company and the Trustee (as so supplemented, the “Indenture”).

K&L GATES LLP

K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613

T +1 412 355 6500 F +1 412 355 6501 klgates.com

Wesbanco, Inc.

March 23, 2022

In addition, we have examined the following in connection with rendering the opinions set forth below:

a)	the registration statement on Form S-3 (File No. 333-239181), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”);

b)

the base prospectus, dated June 15, 2020, insofar as it pertains to the offering of the Securities, as supplemented by the preliminary prospectus supplement, dated March 18, 2022, relating to the offering of the Securities by the Company, as filed by the Company with the Commission on March 18, 2022, pursuant to Rule 424(b) under the Securities Act;

c)

such written materials as are identified in Schedule B to the Underwriting Agreement as constituting issuer free writing prospectuses within the meaning of Rules 405 and 433(h) under the Securities Act and the pricing information set forth in Schedule C to the Underwriting Agreement; and

d)

the base prospectus, dated June 15, 2020, insofar as it pertains to the offering of the Securities, as supplemented by the final prospectus supplement, dated March 18, 2022, reflecting the final terms of the offering of the Securities, as filed by the Company with the Commission on March 21, 2022, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”).

We also have made such examination of law as we have deemed appropriate. In addition we have examined and relied on certificates of public officials and on the representations and warranties of the parties contained in the Transaction Documents. We have not independently established any of the facts upon which we have so relied.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a specimen or copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each of the Transaction Documents constitutes a legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; and (vi) that there are no documents or agreements by or among any of the parties to the Transaction Documents, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter. We have not verified any of the foregoing assumptions.

Wesbanco, Inc.

March 23, 2022

We have also relied with your permission on the opinions of Phillips, Gardill, Kaiser & Altmeyer, PLLC, expressed in its opinion letter dated March 23, 2022 and delivered to you on the date hereof and filed as an exhibit to the Company’s Current Report on Form 8-K to which this opinion letter also is filed as an exhibit, with respect to the matters of West Virginia law expressed therein.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to (i) the laws of the State of New York, other than its law relating to choice of law, that in our experience are applicable to transactions of the type contemplated by the Transaction Documents and (ii) applicable federal securities laws of the United States. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, consumer lending, insurance, labor, health and safety, anti-money laundering, anti-terrorism and state securities laws, on the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, including procedures governing reviews thereunder by the Committee on Foreign Investment in the United States, or on the rules of any self-regulatory organization, securities exchange, contract market, clearing organization or other platform, vehicle or market for trading, processing, clearing or reporting transactions. We are not opining on any other law or the law of any other jurisdiction, including any foreign jurisdiction or any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Securities, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company and be entitled to the benefits set forth in the Indenture.

Our opinions are subject to the effects of applicable bankruptcy, insolvency, orderly liquidation or resolution, fraudulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to the effects of general principles of equity, whether considered in a proceeding at law or equity, including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Wesbanco, Inc.

March 23, 2022

In addition, we express no opinion as to any provision in the Indenture or the Securities: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by the law of a jurisdiction other than the laws of the State of New York, other than its law relating to choice of law, that in our experience are applicable to transactions of the type contemplated by the Transaction Documents, or the applicable federal securities laws of the United States; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to restrict access exclusively to any particular courts; or (ix) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion letter is rendered to you solely for your use in connection with the issuance and sale of the Securities pursuant to the Underwriting Agreement. You may not rely on this opinion letter in any other connection, and it may not be furnished, assigned or quoted to, or relied upon by, any other person, firm or other entity for any purpose without our express, prior written consent. The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof, the incorporation by reference of this opinion letter into the Registration Statement and the reference to this firm under the headings “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP